Exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of November 7, 2011 by and between Fauquier Bankshares, Inc. a Virginia corporation (the “Company”), and Eric P. Graap and to which The Fauquier Bank, a wholly-owned banking subsidiary of the Company (the “Bank”), is made a party.

WHEREAS, you have been and continue to be a key executive of the Company;

WHEREAS, the Company considers the availability of your services to be important to the management and conduct of the Company’s business and desires to secure the continued availability of your services; and

WHEREAS, you are willing to make your services available to the Company on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1.           Employment.  You will be employed as Executive Vice President and Chief Financial Officer of the Company and the Bank on the terms and subject to the conditions of this Agreement.  You will have the duties and responsibilities that are commensurate with your position and shall also render such other managerial services as may be reasonably assigned to you by the Company or its designee, consistent with your position.  You accept such employment and agree to devote the necessary time and attention on a full-time basis to the discharge of such duties and responsibilities to the best of your abilities.  You agree to comply with all policies, standards and codes of conduct of the Company now or hereafter adopted.

                              References in this Agreement to services rendered for the Company and compensation and benefits payable or provided by the Company shall include services rendered for, and compensation and benefits payable or provided by, any Affiliate (as defined below) of the Company.  Unless the context otherwise requires, references in this Agreement to the “Company” also shall mean and refer to any business entity, including the Bank, that, directly or indirectly through one or more intermediaries, is controlled by the Company (each, an “Affiliate”).

2.           Term.  The term of this Agreement shall be deemed to have commenced on January 1, 2011 and, subject to Section 5, shall continue until December 31, 2014; provided that on December 31, 2013 and on each December 31st thereafter (each such December 31st is referred to as the “Renewal Date”), this Agreement will be automatically extended for an additional calendar year so as to terminate two years from such Renewal Date.  This Agreement will not, however, be extended if the Company gives written notice (“Nonrenewal Notice”) of such non-renewal to you before the Renewal Date (the initial and any extended term of this Agreement is referred to as the “Employment Period”).  The last day of the Employment Period is sometimes referred to in this Agreement as the “Expiration Date.”

3.           Compensation.

                              (a)           Base Salary.  During the Employment Period, you will receive for your services an annual base salary (the “Base Salary”) in an amount to be determined by the Company in accordance with its salary administration program as it may from time to time be in effect.  The Base Salary will be reviewed annually and may be adjusted upward or downward in the sole discretion of the Compensation Committee or the Board of Directors of the Company, except that any downward adjustment in your Base Salary may be made only in connection with a general reduction in Base Salary that affects all similarly situated senior officers of the Company in substantially the same proportions.  In no event, however, will the Base Salary be less than $175,500.

                              (b)           Short-Term and Long-Term Incentives.  During the Employment Period, you may participate in such short-term and/or long-term cash and/or equity incentive plan(s) in such manner and subject to such terms and conditions as the Compensation Committee or the Board of Directors of the Company in its sole discretion may determine.

4.           Benefits; Business Expenses.

                              (a)           Benefit Programs.  You will eligible to participate in any plans, programs, or forms of compensation or benefits that the Company or its Affiliates provide to the class of employees that includes you, on a basis not less favorable than that provided to such class of employees, including without limitation, group medical, disability and life insurance, vacation and sick leave, and retirement.  It is understood that the Board of Directors of the Company may, in its sole discretion, establish, modify or terminate such plans, programs or benefits.

                              (b)           Business Expenses.  The Company will pay on your behalf (or promptly reimburse you for) reasonable expenses incurred by you at the request of, or on behalf of, the Company in the performance of your duties pursuant to this Agreement and in accordance with the Company’s policies.

5.           Termination and Termination Benefits.

                              (a)           Termination as a Consequence of Death or Incapacity.  If you die while employed by the Company, the Company will pay your beneficiary designated in writing (provided such writing is executed and dated by you and delivered to the Company in a form acceptable to the Company prior to your death) and surviving you or, if none, your estate your Base Salary through the end of the calendar month in which your death occurs.

                              If the Company determines that the Incapacity, as defined below, of you has occurred, it may terminate your employment and this Agreement upon thirty (30) days’ written notice, provided that, within thirty (30) days after receipt of such notice you shall not have returned to full-time performance of your assigned duties.  Incapacity shall mean either: (i) your failure to perform your assigned duties and responsibilities with the Company on a full-time basis as a result of mental or physical illness or injury as determined by a physician selected by the Company for ninety (90) consecutive calendar days; or (ii) incapacity or disability as defined in the disability insurance policy maintained by the Company for your benefit, whichever definition is more favorable to you.  You will not be entitled to any additional benefits under this Agreement as a result of a termination due to your Incapacity.

  (b)           Termination for Cause.  Your employment may be terminated for Cause at any time without further liability on the part of the Company.  If the Company terminates you for Cause, this Agreement will terminate without any further obligation of the Company to you other than to pay you any unpaid Base Salary through the date of termination within thirty (30) days after the date of termination.  For purposes of this Agreement, Cause shall mean:

  (i)           your failure to perform any of the duties and responsibilities required by your position (other than by reason of Incapacity), or your willful failure to follow reasonable instructions or policies of the Company;

  (ii)          your conviction of or entering of a guilty plea or plea of no contest with respect to a felony, a crime of moral turpitude or any other crime with respect to which imprisonment is a possible punishment, or your misappropriation or embezzlement of funds or property of the Company or its Affiliates;

  (iii)           your fraud or dishonesty with respect to the Company or its Affiliates;

  (iv)           your breach of fiduciary duties owed by you to the Company or its Affiliates;

  (v)           the breach by you of a material term of this Agreement or violation in any material respect of any code or standard of behavior generally applicable to employees of the Company; or

  (vi)           the willful engaging by you in conduct that, if it became known by any regulatory or governmental agency or the public, is reasonably likely to result in material injury to the Company or its Affiliates, monetarily or otherwise.

For purposes hereof, no act or failure to act on your part shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your act or omission was in the best interests of the Company.  Any act or failure to act based upon authority given pursuant to a resolution adopted by the Board of Directors of the Company or upon the advice of counsel for the Company shall not be deemed to be willful.

You shall not be deemed to have been terminated for Cause unless and until the Company delivers to you a copy of a resolution duly adopted by the affirmative vote of a majority of the directors who qualify as “independent” directors of the Company under the applicable stock exchange listing requirements (the “Independent Directors”), after reasonable written notice is provided to you and you are given an opportunity, together with counsel, to be heard before the Independent Directors, finding that you are guilty of the conduct described in any of clauses (i) – (vi) above.  Except for a failure, breach or refusal which, by its nature, cannot reasonably be expected to be cured, you shall have fifteen (15) days from the delivery of written notice by the Company within which to cure any acts constituting Cause; provided, however, that if a majority of the Independent Directors reasonably expects irreparable injury from a delay of fifteen (15) days, the Company may give you notice of such shorter period within which to cure as the Independent Directors determine is reasonable under the circumstances, which may include the termination of your employment without notice and with immediate effect.

  (c)           Termination by You Other Than for Good Reason.  You may terminate your employment hereunder without Good Reason (as defined below) by written notice to the Company effective thirty (30) days after receipt of such notice by the Company or at any time by mutual agreement in writing.  It shall not constitute a breach of this Agreement for the Company to suspend your duties and to place you on paid leave during the thirty (30) day notice period.  Upon termination of employment by you without Good Reason, this Agreement will terminate without any further obligation of the Company to you other than to pay you any unpaid Base Salary through the date of termination within thirty (30) days after the date of termination.

  (d)           Termination by the Company Without Cause.  Your employment may be terminated by the Company without Cause at any time upon written notice to you, which termination will be effective immediately or on such later date as specified in the written notice.  In the event your employment is terminated without Cause, you shall receive any unpaid Base Salary through the date of termination within thirty (30) days after the date of termination.  In addition, you shall receive the following benefits, provided you sign a release and waiver of claims in favor of the Company and its Affiliates and their respective officers and directors in a form reasonably satisfactory to the Company and such release becoming effective:

  (i)           Salary continuation at your Base Salary in effect on the date of termination in regular installments each coinciding with the Company’s regularly scheduled pay periods for a period of twenty-four (24) months from the date of termination;

  (ii)           If you timely elect COBRA coverage, your current benefits under group health and dental plans will continue.  In such case, (a) you will receive such benefits at the rates paid by active participants, and (b) for eighteen (18) months the Bank will continue to pay its portion of such health and dental premiums.  In no event shall such benefits continue beyond the period permitted by COBRA; and

  (iii)           The obligation of the Company to continue to make any further payments and provide any further benefits to you under this Agreement for the period after the Noncompete Period (as defined in Section 6(a)) has expired and prior to the applicable date specified in (i) and (ii) above shall cease effective upon your engaging in any conduct or activity that otherwise would have been prohibited under Section 6(a).  (By way of illustration only, if you elect to provide Competitive Services within the Market Area (as those terms are defined in Section 6(d)) upon expiration of the one-year Noncompete Period, the Company will not be obligated to continue to make base salary payments to you for the remaining balance of the twenty-four (24) month period specified in (i) above or provide the benefits specified in (ii) above for the remaining balance of the eighteen (18) month period.)

  (e)           Termination by You for Good Reason.  You may voluntarily terminate your employment under this Agreement at any time for Good Reason and be entitled to receive the compensation and other benefits set forth in Section 5(d) relating to a termination without Cause, provided you sign a release and waiver of claims in favor of the Company and its Affiliates and their respective officers and directors in a form reasonably satisfactory to the Company and such release becoming effective.  You must provide written notice to the Company of the existence of the event or condition constituting such Good Reason within ninety (90) days of the initial occurrence of the event or condition alleged to constitute Good Reason.  Upon delivery of such notice by you, the Company shall have a period of thirty (30) days during which it may remedy in good faith the event or condition constituting Good Reason, and your employment shall continue in effect during such time so long as the Company is making diligent efforts to cure.  In the event the Company shall remedy in good faith the event or condition constituting Good Reason, then such notice of termination shall be null and void, and the Company shall not be required to pay the amount due to you under this Section 5(e).

For purposes of this Agreement, Good Reason shall mean:

  (i)           the assignment to you of duties inconsistent with your position, authority, duties or responsibilities as contemplated by Section 1 hereof without your written consent;

  (ii)           any action taken by the Company that results in a substantial reduction in your status, including a diminution in your position, authority, duties or responsibilities;

  (iii)           requiring you to maintain your primary office outside of the Market Area (as defined in Section 6(d)), unless either the Company or the Bank moves its principal executive offices to the place to which you are required to move your primary office; or

  (iv)           the failure of the Company to comply with any material term of this Agreement.

Notwithstanding the above, Good Reason shall not include your removal as an officer of any Affiliate of the Company (including the Bank) in order that you might concentrate your efforts on the Company, any resignation by you where Cause for your termination by the Company exists, or an isolated, insubstantial and/or inadvertent action not taken in bad faith by the Company and which is remedied by the Company within a reasonable time after receipt of notice thereof given by you.

  (f)           Resignation from the Board of Directors.  You will immediately submit your resignation as a director of the Company and the Bank if your employment terminates for any reason, which resignation may be accepted by the Board of Directors of the Company and/or the Bank in their sole discretion.

  (g)           Regulatory Requirement.  The Company shall not be required to make payment of, or provide any benefit under, this Section 5 to the extent such payment or benefit is prohibited by the regulations presently found at 12 C.F.R. Part 359 or to the extent that any other governmental approval for the payment or benefit that is required by law is not received.

  (h)           Notice of Nonrenewal.  If the Company gives you notice of its election not to renew the term of this Agreement as provided in Section 2, the Company has the option to pay you your Base Salary, subject to the customary deductions, in lieu of allowing you to work for the remainder of the then current employment term.  The Base Salary will be paid in regular installments, each coinciding with the Company’s regularly scheduled pay periods, for the remainder of the then current employment term.  You will also be entitled to continue to participate in the Company’s health and dental insurance plans in accordance with the terms of Section 5(d)(ii), subject to the conditions set forth in Section 5(d)(iii) with respect to such insurance benefits.

6.           Covenants.

  (a)           Noncompetition.  You agree that during the Employment Period and for a one-year period following the expiration of this Agreement (subject to Section 6(c) below) or, if sooner, the termination of your employment for any reason during the Employment Period (the “Noncompete Period”), you will not directly or indirectly, as a principal, agent, employee, employer, investor, director, consultant, co-partner or in any other individual or representative capacity whatsoever, engage in a business that provides Competitive Services anywhere in the Market Area (as such terms are defined below) in any capacity that includes any of the significant responsibilities held or significant activities engaged in by you while employed with the Company or its Affiliates.  Notwithstanding the foregoing, you may purchase or otherwise acquire up to (but not more than) 1% of any class of securities of any business enterprise (but without otherwise participating in the activities of such enterprise) that engages in a Competitive Business in the Market Area and whose securities are listed on any national or regional securities exchange or have been registered under Section 12 of the Securities Exchange Act of 1934, as amended.

  (b)           Nonsolicitation.  You further agree that during the Employment Period and for a two-year period following the expiration of this Agreement or, if sooner, the termination of your employment for any reason during the Employment Period, you will not directly or indirectly: (i) solicit, or assist any other person in soliciting, any Customers (as defined below) to make deposits in, borrow money from, or otherwise become customers of any other business entity conducting a Competitive Business in the Market Area; (ii) induce any Customers to terminate their relationship with the Company or its Affiliates; or (iii) contact, solicit or assist in the solicitation of any employee to terminate his or her employment with the Company or its Affiliates.

  (c)           Expiration of the Agreement.  If the Company elects not to extend this Agreement for an additional year by giving you a Nonrenewal Notice in accordance with Section 2 and your employment is subsequently terminated after the expiration of the then current term, you will not be subject to the noncompetition provisions of Section 6(a) unless the Company makes a timely election to continue to make Base Salary payments to you at the level in effect at the date of termination of your employment for the remaining balance of the one-year Noncompete Period.  The Company must notify you in writing of its election to enforce the noncompetition provisions of Section 6(a) within seven (7) business days following the termination of your employment.  The Company may not revoke its election to enforce the noncompetition covenant.

  (d)           Definitions.  As used in this Agreement, the term “Competitive Services” means providing financial products and services, which includes offering one or more of the following services and products: depository accounts, consumer and commercial lending, residential and commercial mortgage lending, cash management services, trust and estate administration, asset management, and any other business in which the Company or any of its Affiliates are engaged and in which you are significantly engaged at the time of termination of your employment; the term “Customer” means any individual or entity to whom or to which the Company or an Affiliate provided Competitive Services within two (2) years of the date on which your employment terminates; the term “Market Area” means (i) Fauquier County and any separately incorporated municipality located within Fauquier County, including but not limited to Warrenton and The Plains and (ii) the area within a 15-mile radius of any full-service banking office established by the Company at the time of termination of your employment; the term “Person” means any person, partnership, corporation, company, group or other entity; and the term “Confidential Information” shall include, but not be limited to, all financial and personnel data, computer software and all data base technologies, capital plans, customer lists and requirements, market studies, know-how, processes, trade secrets, and any other information concerning the non-public business and affairs of the Company.

  (e)           Confidentiality.  During the Employment Period and thereafter, and except as required by any court, supervisory authority or administrative agency or as may be otherwise required by applicable law, you shall not, without the written consent of a person duly authorized by the Company, disclose to any person (other than your personal attorney, or an employee of the Company or an Affiliate, or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by you of your duties as an employee of the Company) or utilize in conducting a business any Confidential Information obtained by you while in the employ of the Company, unless such information has become a matter of public knowledge at the time of such disclosure.

  (f)           Acknowledgment.  The covenants contained in this Section 6 shall be construed and interpreted in any proceeding to permit their enforcement to the maximum extent permitted by law.  You agree that the restrictions imposed herein are necessary for the reasonable and proper protection of the Company and its Affiliates, and that each and every one of the restrictions is reasonable in respect to length of time, geographic area and scope of prohibited activities, and that the restrictions are neither overly restrictive on your post-employment activity nor overly burdensome for you to abide by.  You covenant that you will not make any contention contrary to any of the foregoing representations in the future and agree that you will be estopped to deny or contradict the truth or accuracy of these representations.  If, however, the time, geographic and/or scope of activity restrictions set forth in Section 6 are found by an arbitrator or court to exceed the standards deemed enforceable, the arbitrator or court, as applicable, is empowered and directed to modify the restriction(s) to the extent necessary to make them enforceable.  Notwithstanding anything to the contrary herein, nothing in this Agreement shall be construed to prohibit any activity that cannot reasonably be construed to further in any meaningful way any actual or potential competition against the Company or an Affiliate.

  (g)           Enforcement.  You acknowledge that damages at law would not be a measurable or adequate remedy for breach of the covenants contained in this Section 6 and, accordingly, you agree to submit to the equitable jurisdiction of any court of competent jurisdiction in connection with any action to enjoin you from violating any such covenants.  If the Company is successful in whole or in part in any legal, equitable, or arbitration action against you in connection with the enforcement of the covenants included in this Section 6, the Company shall be entitled to payment of all costs, including reasonable attorney’s fees, from you.  If, on the other hand, it is finally determined by a court of competent jurisdiction that a breach or threatened breach did not occur under Section 6 of this Agreement, the Company shall reimburse you for reasonable legal fees incurred to defend the claim.  In the event legal action is commenced with respect to the provisions of this Section 6 and you have not strictly observed the restrictions set forth in this Section 6, then the restricted periods described in Paragraphs (a) and (b) shall begin to run anew from the date of any Final Determination of such legal action.  “Final Determination” shall mean the expiration of time to file any possible appeal from a final judgment in such legal action or, if an appeal be taken, the final determination of the final appellate proceeding.  All the provisions of this Section 6 will survive termination and expiration of this Agreement.

7.           Change of Control of the Company.  Provided the agreement, dated as of November 27, 2000 and as amended (the “Change of Control Agreement”), between the Bank and you that provides for certain severance payments and benefits in connection with the termination of your employment without “cause” or “good reason” following a “change of control” transaction (as those terms are defined in the Change of Control Agreement) continues to remain in effect, this Agreement will terminate and be of no further force and effect, other than section 6(e) relating to Confidential Information which shall survive such termination, in the event there is a change of control of the Company and any termination benefits will be determined and paid solely pursuant to such Change of Control Agreement.

8.           Arbitration.

  (a)           Except as provided in Section 8(c) below, both the Company and you acknowledge and agree that any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration unless otherwise required by law, to be held in Warrenton, Virginia in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association.  The arbitrator may grant injunctions or other relief in such dispute or controversy.  The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration.  Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.  The party against whom the arbitrator(s) shall render an award shall pay the other party’s reasonable attorneys’ fees and other reasonable costs and expenses in connection with the enforcement of its rights under this Agreement (including the enforcement of any arbitration award in court), unless and to the extent the arbitrator(s) shall determine that under the circumstances recovery by the prevailing party of all or a part of any such fees and costs and expenses would be unjust.

  (b)           The arbitrator(s) shall apply Virginia law to the merits of any dispute or claim, without reference to rules of conflicts of law.  You hereby consent to the personal jurisdiction of the state and federal courts located in Virginia for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

  (c)           The parties may apply to any court of competent jurisdiction for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without abridgment of the powers of the arbitrator.

  (d)           YOU HEREBY CONFIRM YOU HAVE READ AND UNDERSTAND THIS SECTION 8, WHICH DISCUSSES ARBITRATION, AND UNDERSTAND THAT BY SIGNING THIS AGREEMENT, YOU AGREE, EXCEPT AS PROVIDED IN SECTION 8(c), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, UNLESS OTHERWISE REQUIRED BY LAW, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF YOUR RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF YOUR RELATIONSHIP WITH THE COMPANY.

9.           Miscellaneous.

  (a)           Severability.  If any clause or provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, then the remainder of this Agreement shall not be affected thereby, and in lieu of each clause or provision of this Agreement which is illegal, invalid or unenforceable, there shall be added, as part of this Agreement, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and as may be legal, valid and enforceable.

  (b)           Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to its conflicts of law principles.

  (c)           Entire Agreement; Amendments.  This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties.  This Agreement may be amended only by an agreement signed by the parties hereto.

  (d)           Waiver.  The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither the failure nor any delay by either party in exercising, in whole or in part, any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege.

  (e)           Binding Effect; Survival.  This Agreement is binding upon and shall inure to the benefit of the parties and their respective successors, heirs and assigns, provided that no part of this Agreement is assignable by you.  Except as otherwise expressly provided herein, upon the termination or expiration of this Agreement the respective rights and obligations of the parties hereto shall survive such termination or expiration to the extent necessary to carry out the intentions of the parties set forth in this Agreement.  If the Company elects not to renew this Agreement as provided in Section 2, this Agreement will no longer govern the terms of your employment following the Expiration Date, and your employment thereafter will be on an at-will employment basis.

  (f)           No Construction Against Any Party.  This Agreement is the product of informed negotiations between parties.  If any part of this Agreement is deemed to be unclear or ambiguous, it shall be construed as if it were drafted jointly by all parties.  The parties agree neither party was in a superior bargaining position regarding the substantive terms of this Agreement.

  (g)           Deferred Compensation Omnibus Provision.

  (i)           It is intended that payments and benefits under this Agreement that are considered to be deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall be provided and paid in a manner, and at such time and in such form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided for therein for non-compliance.  Notwithstanding any other provision of this Agreement, the Company’s Compensation Committee or Board of Directors is authorized to amend this Agreement, to amend or void any election made by you under this Agreement and/or to delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be necessary or appropriate to comply with Section 409A of the Code.  For purposes of this Agreement, all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.

  (ii)           If you are deemed on the date of separation of service with the Company to be a “specified employee,” as defined in Section 409A(a)(2)(B) of the Code, then payment of any amount or provision of any benefit under this Agreement that is considered deferred compensation subject to Section 409A of the Code shall not be made or provided prior to the earlier of (A) the expiration of the six-month period measured from the date of your separation of service or (B) the date of your death (the “409A Deferral Period”).

  (iii)           In the case of benefits that are subject to Section 409A of the Code, you may pay the cost of benefit coverage, and thereby obtain benefits, during the 409A Deferral Period and then be reimbursed by the Company when the 409A Deferral Period ends.  On the first day after the end of the 409A Deferral Period, all payments delayed pursuant to this Section 9(g) (whether they would have otherwise been payable in a single lump sum or in installments in the absence of such deferral) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided as originally scheduled.

  (iv)           “Termination of employment” shall have the same meaning as “separation of service,” as that phrase is defined in Section 409A of the Code (taking into account all rules and presumptions provided for in the Section 409A regulations).

  (h)           Clawback.  You agree that any incentive based compensation or award that you receive, or have received, from the Company or any Affiliate under this Agreement or otherwise, will be subject to clawback by the Company as may be required by applicable law or stock exchange listing requirement and on such basis as the Board of Directors of the Company determines, but in no event with a look-back period of more than three years, unless required by applicable law or stock exchange listing requirement.

  (i)           Documents.  All documents, records, tapes and other media of any kind or description relating to the business of the Company or its Affiliates (the “Documents”), whether or not prepared by you, shall be the sole and exclusive property of the Company.  The Documents, and any copies, shall be returned to the Company upon your termination of employment for any reason or at such earlier time as the Board of Directors of the Company or its designees may specify.

(j)           Supplemental Executive Retirement Plan.  Notwithstanding the foregoing, nothing in this Agreement shall in any way replace, reduce or diminish any accrued benefits earned under the Fauquier Bankshares, Inc. Supplemental Executive Retirement Plan (“SERP”) or modify the terms and conditions of the SERP in whole or in part.

(Signatures appear on the following page)

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the day and year first above written.

FAUQUIER BANKSHARES, INC.

By:	/s/ Randy K. Ferrell
Randy K. Ferrell
President and Chief Executive Officer

THE FAUQUIER BANK

By:	/s/ Randy K. Ferrell
Randy K. Ferrell
President and Chief Executive Officer

/s/ Eric P. Graap
Eric P. Graap